EXHIBIT 1
Enerplus Resources Fund
The Dome Tower
3000, 333-7th Avenue SW
Calgary, Alberta T2P 2Z1
Tel 403.298.2200
Fax 403.298.2211
www.enerplus.com

March 1, 2006
FOR IMMEDIATE RELEASE
Enerplus Resources Fund
TSX:        ERF.UN
NYSE:    ERF

ENERPLUS ANNOUNCES BOUGHT DEAL FINANCING

CALGARY - Enerplus Resources Fund (“Enerplus”) today announced that it has entered into an agreement to issue 3.8 million trust units at $58.00 per trust unit to raise gross proceeds of $220.4 million on a bought-deal basis. Enerplus has granted the underwriters an over-allotment option, exercisable in whole or in part up to 30 days following closing, to purchase up to an additional 570,000 trust units at the same offering price. If the over-allotment option is fully exercised, the total gross proceeds of the financing will be $253.46 million. The issue will be offered in all provinces of Canada. Closing is expected to occur on or about March 20, 2006. The first distribution for which purchasers of trust units issued pursuant to the offering will be eligible to receive will be payable on April 20, 2006 to unitholders of record on April 10, 2006.

Net proceeds from the issue will be used for general corporate purposes, including capital expenditures, and in the interim, to repay outstanding indebtedness.

The underwriting syndicate is led by CIBC World Markets Inc., and includes RBC Dominion Securities Inc., BMO Nesbitt Burns Inc., Scotia Capital Inc., National Bank Financial Inc., TD Securities Inc., Canaccord Capital Corporation, FirstEnergy Capital Corp., Raymond James Ltd., HSBC Securities (Canada) Inc., Desjardins Securities Inc., Blackmont Capital Inc. and Dundee Securities Corporation.

The offering is being made only in Canada by means of a short-form prospectus and is subject to normal regulatory approvals. The securities offered have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), and may not be offered or sold within the United States or to, or for the account or benefit of, United States persons except in certain transactions exempt from the registration requirements of the United States Securities Act. This release does not constitute an offer for sale of trust units in the United States.

Created in 1986, Enerplus Resources Fund was the first oil and natural gas income fund in Canada and is celebrating its 20th anniversary in 2006. With operations throughout western Canada and in the United States, Enerplus is one of the largest oil and gas income funds in North America and is recognized for its leadership, innovation, technical skills and long-term financial performance. Enerplus Resources Fund offers investors the benefits of owning a diversified portfolio of crude oil and natural gas producing properties with predictable production profiles, long reserve life indices, high cash netbacks and opportunities for low risk development.

NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES. ANY FAILURE TO COMPLY WITH THIS RESTRICTION MAY CONSTITUTE A VIOLATION OF U.S. SECURITIES LAW.

For further information, please contact Eric Tremblay, Senior Vice President, Capital Markets or the Investor Relations Department at 1-800-319-6462.

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “expects”, “projects”, “plans” and similar expressions, are forward-looking information that represents management of Enerplus’ internal projections, expectations or beliefs concerning, among other things, future operating results and various components thereof or the economic performance of Enerplus. The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Enerplus’ actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, those described in Enerplus’ filings with the Canadian and U.S. securities authorities. Accordingly, holders of Enerplus Trust Units and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted.